NAME OF REGISTRANT
Franklin Templeton Variable Insurance Products Trust
File No. 811-05583

EXHIBIT ITEM No. 77D (g): Policies with respect to security investments

From Prospectus Supplement MGD P1 P2 P4 07/15:

SUPPLEMENT DATED JULY 1, 2015
TO THE CLASS 1, CLASS 2 AND CLASS 4 PROSPECTUSES DATED MAY 1, 2015 OF FRANKLIN MUTUAL GLOBAL DISCOVERY VIP FUND
(a series of Franklin Templeton Variable Insurance Products Trust)

The Class 1, Class 2 and Class 4 prospectuses are amended as follows:

In the Fund Summary, the third paragraph under the heading
"Principal Investment Strategies," and in the Fund Details, the seventh paragraph under the heading
"Principal Investment Policies and Practices," are replaced with the following:

The Fund may invest substantially and potentially up to 100% of its assets in foreign securities, which may include sovereign debt and participations in foreign government debt. The Fund presently does not intend to invest more than a portion (no more than 25%) of its assets in securities of issuers located in emerging market countries.

From Prospectus Supplement FSI P1 P2 P4 11/15:


SUPPLEMENT DATED NOVEMBER 20, 2015
TO THE CLASS 1, CLASS 2 AND CLASS 4 PROSPECTUSES DATED MAY 1, 2015 OF FRANKLIN STRATEGIC INCOME VIP FUND
(A SERIES OF FRANKLIN TEMPLETON VARIABLE INSURANCE PRODUCTS TRUST)


The Class 1, Class 2 and Class 4 prospectuses are amended as follows:

I.	The "Fund Details - Principal Investment Policies and Practices"
section on page FSI-D1 of the prospectuses for Class 1, Class 2 and Class 4 shares is revised to add the following:

The Fund may invest in collateralized debt obligations (CDOs), which are generally types of asset-backed securities. Collateralized bond obligations (CBOs) and collateralized loan obligations (CLOs) are generally considered two types of CDOs. CBOs represent interests in a special purpose, bankruptcy-remote vehicle, typically a trust, collateralized by a pool of fixed income securities, some of which may be below investment grade, including commercial mortgage-backed securities, residential mortgage-backed securities, corporate bonds and emerging market debt securities. CLOs are similar to CBOs except that the underlying pool for a CLO is generally comprised of corporate and/or sovereign loans, which may include, among others, senior secured loans, senior unsecured loans, and subordinate corporate loans made to domestic and foreign borrowers, including loans that may be rated below investment grade or equivalent unrated loans. For the broader category of CDOs, the pool of debt instruments held by a trust may include debt instruments of any type, including mortgage-backed or other asset-backed securities issued in securitization transactions. In all types of CDOs, the interests in the trust are split into two or more portions, called tranches, varying in risk, maturity, payment priority and yield.
The riskiest portion is the "equity" tranche, which is the first loss position to observe defaults from the collateral in the trust. Because they are partially protected from defaults, senior tranches of a CDO trust typically have higher ratings and lower yields than the underlying collateral securities held by the trust and can be rated investment grade. The Fund may invest in any tranche of a CDO excluding the "equity" tranche.

II.	The "Fund Details - Principal Risks" section on page FSI-D6 of the prospectuses for Class 1, Class 2 and Class 4 shares is revised to add the following:

Collateralized Debt Obligations (CDOs)

The risks of an investment in a CDO depend largely on the type of collateral held by the special purpose entity (SPE) and the tranche of the CDO in which the Fund invests. Investment risk may also be affected by the performance of a CDO's collateral manager (the entity responsible for selecting and managing the pool of collateral securities held by the SPE trust), especially during a period of market volatility. CDOs may be deemed to be illiquid securities and subject to the Fund's restrictions on investments in illiquid securities. The Fund's investment in CDOs will not receive the same investor protection as an investment in registered securities.

In addition, prices of CDO tranches can decline considerably.
In addition to the normal risks associated with debt securities and asset backed securities (e.g., interest rate risk, credit risk and default risk), CDOs carry additional risks including, but not limited to: (i) the possibility that distributions from collateral securities will not be adequate to make interest or other payments; (ii) the quality of the collateral may decline in value or quality or go into default or be downgraded; (iii) the Fund may invest in tranches of a CDO that are subordinate to other classes; and (iv) the complex structure of the security may not be fully understood at the time of investment and may produce disputes with the issuer, difficulty in valuing the security or unexpected investment results.